Filed pursuant to Rule 424(b)(5)
Registration No. 333-202805

Prospectus Supplement

(To Prospectus dated April 20, 2015)

Bryn Mawr Bank Corporation

$70,000,000

4.25% Fixed-to-Floating Rate Subordinated Notes due December 15, 2027

We are offering $70,000,000 aggregate principal amount of our 4.25% Fixed-to-Floating Rate Subordinated Notes due 2027 (which we refer to as the “notes”). The notes will mature on December 15, 2027, unless previously redeemed as described herein. From and including December 13, 2017 to but excluding December 15, 2022, we will pay interest on the notes semi-annually in arrears on each December 15 and June 15, commencing June 15, 2018, at a fixed annual interest rate equal to 4.25%. From and including December 15, 2022 to but excluding the stated maturity date of the notes or any earlier redemption date, we will pay interest on the notes quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, at a floating annual interest rate equal to the then current three-month LIBOR, as determined quarterly on the determination date for the applicable interest period, plus 205.0 basis points (2.050%).

We may redeem the notes, in whole or in part, at our option, beginning with the interest payment date of December 15, 2022 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to but excluding the redemption date. In addition, at any time at which any of the notes remain outstanding, we may redeem the notes, in whole but not in part, at our option at a redemption price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest to but excluding the redemption date, upon the occurrence of (i) a “Tax Event,” (ii) a “Tier 2 Capital Event” or (iii) a “1940 Act Event,” each as more fully described under “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in this prospectus supplement. The notes will not otherwise be redeemable by us prior to maturity. Any redemption of the notes will be subject to the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), to the extent that such approval is then required. The notes are not subject to repayment at the option of the holders.

The notes will be unsecured and subordinated obligations of Bryn Mawr Bank Corporation (“BMBC”). The notes will be subordinated in right of payment to the payment of our all of our existing and future senior indebtedness, whether secured or unsecured, including payment to all of our existing and future general creditors, and will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations. The notes are obligations of BMBC only and are not obligations of, and are not guaranteed by, any of our subsidiaries, including our subsidiary bank, The Bryn Mawr Trust Company (the “Bank” or “BMT”).

Because BMBC is a holding company, our cash flows and consequent ability to service our obligations, including the notes, are dependent on distributions and other payments to us by our subsidiaries, including the Bank, and funds we may raise from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries, including the Bank, upon their insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and the consequent right of the holders of the notes to participate in the distribution of those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors, including depositors at the Bank. There is no sinking fund for the notes.

Currently, there is no public trading market for the notes. We do not intend to list the notes on any national securities exchange or to have the notes quoted on a quotation system.

Investing in the notes involves risk. You should refer to “Risk Factors” beginning on page S-11 of this prospectus supplement and page 7 of the accompanying prospectus as well as the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2016, and in the other reports filed by us with the Securities and Exchange Commission (the “SEC”) and incorporated by reference into this prospectus supplement and accompanying prospectus.

	Per Note	Total
Public offering price(1)	100%	$70,000,000

Underwriting discounts and commissions(2)	1.25%	$875,000

Proceeds to us, before expenses	98.75%	$69,125,000

(1)	Plus accrued interest, if any, from the original issue date.
(2)	The underwriters will also be reimbursed by us for certain expenses incurred in this offering. See “Underwriting” for details.

The notes are not savings accounts, deposits or other obligations of the Bank or any of our nonbank subsidiaries. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency or public or private insurer.

None of the SEC, any state securities commission, the Federal Reserve, the FDIC or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only, through the facilities of The Depository Trust and its direct participants, against payment therefor in immediately available funds, on or about December 13, 2017.

Book-Running Manager

Keefe, Bruyette & Woods

                                               A Stifel Company

Co-Manager

Boenning & Scattergood, Inc.

The date of this prospectus supplement is December 8, 2017

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

References to “BMBC,” “the Corporation,” “we,” “our,” “ours,” and “us” or similar references mean Bryn Mawr Bank Corporation, a Pennsylvania corporation, and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated. References to the “Bank” or “BMT” mean The Bryn Mawr Trust Company, which is our wholly owned bank subsidiary.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated April 20, 2015, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information,” before investing in the notes. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the SEC or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us and filed by us with the SEC. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

Neither this prospectus supplement, the accompanying prospectus nor any free writing prospectus filed by us with the SEC, constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available on our website, http://www.bmtc.com. The information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings is deemed “furnished” but not “filed” in accordance with SEC rules:

●

Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 10, 2017, as amended by Form 10-K/A filed with the SEC on March 17, 2017, (including information specifically incorporated by reference into our Form 10-K for the year ended December 31, 2016);

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, filed with the SEC on May 5, 2017, August 4, 2017, and November 3, 2017, respectively;

●

Our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 31, 2017, February 10, 2017, March 9, 2017, April 21, 2017, May 8, 2017, July 12, 2017, September 29, 2017, and December 8, 2017 (in each case except to the extent furnished and not filed); and

●

The description of our common stock contained in our Form 8-A Registration Statement filed with the SEC on December 18, 1986, as amended from time to time, including any amendment or report filed with the SEC for the purpose of updating such description.

You may request a copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus (other than a copy of an exhibit to a filing, unless that exhibit is specifically incorporated by reference in the filing), at no cost, by writing or telephoning us at the following address and telephone number:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Lori Goldman, General Counsel and Secretary

(610) 581-4952

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone else to provide you with additional or different information.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Bryn Mawr Bank Corporation to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to the Corporation’s financial goals, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, mortgage servicing rights, the effect of changes in accounting standards, and market and pricing trends loss. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” and similar expressions are intended to identify such forward-looking statements. The Corporation’s actual results may differ materially from the results anticipated by the forward-looking statements due to a variety of factors, including without limitation:

●	local, regional, national and international economic conditions and the impact they may have on us and our customers;

●	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;

●	changes in interest rates, spreads on interest-earning assets and interest-bearing liabilities, and interest rate sensitivity;

●

changes in monetary or fiscal policy, or existing statutes, regulatory guidance, legislation or judicial decisions that adversely affect our business, including changes in federal income tax or other tax regulations;

●	changes in accounting requirements or interpretations;

●

results of examinations by the Federal Reserve of the Corporation or its subsidiaries, including the possibility that such regulator may, among other things, require us to increase our allowance for loan or lease losses (“ALLL”) or to write down assets, restrict our ability to engage in new products or services, restrict our ability to engage in future mergers or acquisitions, restrict our ability to open new branches, restrict our ability to pay future dividends, or otherwise take action or refrain from taking action in order to correct activities or practices that the Federal Reserve believes may violate applicable law or constitute an unsafe or unsound banking practice;

●	sources of liquidity and financial resources in the amounts, at the times and on the terms required to support our future business;

●	changes in consumer and business spending, borrowing and savings habits and demand for financial services in the relevant market areas;

●	rapid technological developments and changes;

●

the effects of competition from other commercial banks, thrifts, mortgage companies, finance companies, credit unions, securities brokerage firms, insurance companies, money-market and mutual funds and other institutions operating in our market areas and elsewhere including institutions operating locally, regionally, nationally and internationally together with such competitors offering banking products and services by mail, telephone, computer and the internet;

●	our ability to continue to introduce competitive new products and services on a timely, cost-effective basis and the mix of those products and services;

●

our success in continuing to generate new business in our existing markets, as well as our success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;

S-iv

●	our ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers’ needs;

●	our ability to contain costs and expenses;

●	the outcome of pending and future litigation and governmental proceedings;

●	any extraordinary events (such as natural disasters, acts of terrorism, wars or political conflicts);

●	our ability to retain key employees and members of senior management;

●	the ability of key third-party providers to perform their obligations to us and our subsidiaries;

●	as it relates to our pending merger with Royal Bancshares of Pennsylvania, Inc. (“RBPI”), that closing conditions are not satisfied in a timely manner or at all;

●

that prior to the completion of the pending merger with RBPI or thereafter, the Corporation’s and RBPI’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors;

●	reputational risks and the reaction of the Corporation’s customers and RBPI’s customers to the transaction;

●	diversion of management time on merger-related issues;

●

the integration of the acquired business with the Corporation may take longer than anticipated or be more costly to complete and that the anticipated benefits, including any anticipated cost savings or strategic gains may be significantly harder to achieve or take longer than anticipated or may not be achieved;

●	following the pending merger with RBPI, our need for capital, ability to control operating costs and expenses, and to manage loan and lease delinquency rates;

●	the credit risks of lending activities and overall quality of the composition of the acquired loan, lease and securities portfolio; and

●	our ability to manage the foregoing risks.

All written or oral forward-looking statements attributed to the Corporation are expressly qualified in their entirety by use of the foregoing cautionary statements. All forward-looking statements included in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein are based upon the Corporation’s beliefs and assumptions as of the date hereof. The Corporation assumes no obligation to update any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus supplement, the accompanying prospectus, or any incorporated documents might not occur and you should not put undue reliance on any forward-looking statements.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, and “Item 1A., Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to determine whether an investment in the notes is appropriate for you.

Bryn Mawr Bank Corporation

General

Bryn Mawr Bank Corporation (“BMBC”, the “Corporation”, “we”, “us”) is a Pennsylvania corporation incorporated in 1986 and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. BMBC is supervised by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). BMBC is the sole shareholder of The Bryn Mawr Trust Company, a Pennsylvania chartered bank (the “Bank” or “BMT”). As of September 30 2017, BMBC had consolidated total assets of $3.5 billion, deposits of $2.7 billion and shareholders’ equity of $401.9 million.

BMBC and its subsidiaries offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation. BMBC operates 25 full-service branches, eight limited-hour retirement community offices, one limited-service branch, six wealth offices and two full-service insurance agencies located throughout Montgomery, Delaware, Chester, Philadelphia and Dauphin counties of Pennsylvania, Mercer County in New Jersey, and New Castle county in Delaware.

The principal trading market for BMBC common stock (NASDAQ: BMTC) is NASDAQ. The principal executive offices of BMBC are located at 801 Lancaster Avenue, Bryn Mawr, PA 19010, telephone number (610) 525-1700. Its Internet website is www.bmtc.com. The information on BMBC’s website is not part of this prospectus supplement.

Merger with Royal Bancshares of Pennsylvania, Inc.

On January 30, 2017, we entered into a definitive Agreement and Plan of Merger to acquire Royal Bancshares of Pennsylvania, Inc. (“RBPI”), parent company of Royal Bank America (“RBA”), in a transaction with an aggregate value of $127.7 million (the “Merger”). In connection with the Merger, RBPI will merge with and into BMBC and RBA will merge with and into the Bank. The Merger, which is expected to add approximately $573 million in loans and $632 million in deposits (based on unaudited September 30, 2017 financial information), strengthens the Corporation’s position as the largest community bank in Philadelphia’s western suburbs and, based on deposits, ranks it as the eighth largest community bank headquartered in Pennsylvania. The Merger, which will expand our distribution network by providing entry into the new markets of New Jersey and Berks County, Pennsylvania, and a new physical presence in Philadelphia County, Pennsylvania, is expected to close in the fourth quarter of 2017.

THE OFFERING

The following summary contains basic information about the notes and is not complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer:	Bryn Mawr Bank Corporation

Securities Offered:	4.25% Fixed-to-Floating Rate Subordinated Notes due December 15, 2027

Aggregate Principal Amount:	$70,000,000

Issue Date:	December 13, 2017

Maturity Date:	December 15, 2027, unless previously redeemed.

Interest Rate:	From and including the original issue date to but excluding December 15, 2022, a fixed annual rate of 4.25%.

From and including December 15, 2022 to but excluding the maturity date or the date of earlier redemption, a floating annual rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus 205.0 basis points (2.050%); provided, however, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.

For any determination date, “LIBOR” means the rate as published by Reuters (or any successor service) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the London interbank rate for U.S. dollars. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as provided in the Indenture (as defined in “Description of the Notes” in this prospectus supplement).

Interest Payment Dates:	Until, but not including December 15, 2022, we will pay interest on the notes on June 15 and December 15 of each year, commencing June 15, 2018.

From and including December 15, 2022 to but excluding the maturity date or the date of earlier redemption, we will pay interest on the notes on March 15, June 15, September 15 and December 15 of each year.

Record Dates:	The first day of the month of the applicable interest payment date.

Day Count Convention:

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding December 15, 2022 and, thereafter, on the basis of the actual number of days in the relevant interest period divided by 360.

Subordination; Ranking:	The notes will be the unsecured, subordinated obligations of the Corporation and:

●

will rank junior in right of payment and upon our liquidation to any of our existing and all future senior indebtedness (as defined in the Indenture), as described under “Description of the Notes” in this prospectus supplement;

● will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

●

will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the notes; and

	●	will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior to the notes.

In addition, the notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and any preferred equity of the Bank and our other current and future subsidiaries, including, without limitation, the Bank’s liabilities to its depositors, liabilities to general creditors and liabilities arising in the ordinary course or otherwise.

As of September 30, 2017 and the date of this prospectus supplement, at the holding company level, the Corporation had no senior indebtedness outstanding. As of September 30, 2017 and the date of this prospectus supplement, the Corporation had $30 million principal amount of subordinated notes outstanding that will rank pari passu with the notes.

As of September 30, 2017, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $3.0 billion, excluding intercompany liabilities, all of which ranks structurally senior to the notes, and had no preferred equity outstanding. As adjusted to give effect to this offering, as of September 30, 2017, the Corporation, the Bank and our other subsidiaries had, on a consolidated basis, $3.1 billion of indebtedness, including $2.7 billion in deposits.

The Indenture does not limit the amount of additional indebtedness or liabilities we or our current or future subsidiaries may incur.

Optional Redemption; Redemption Upon Special Events:

We may, beginning with the interest payment date of December 15, 2022, and on any interest payment date thereafter, redeem the notes, at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to but excluding the redemption date.

We may also redeem the notes at any time, including prior to December 15, 2022, at our option, in whole but not in part, if:

(a) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, which we refer to herein as a “Tax Event;”

(b) a subsequent event occurs that could preclude the notes from being recognized as Tier 2 capital for regulatory capital purposes, which we refer to herein as a “Tier 2 Capital Event;” or

(c) we are required to register as an investment company under the Investment Company Act of 1940, as amended, which we refer to herein as a “1940 Act Event.”

in each case, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest to but excluding the redemption date. For more information, see “Description of the Notes— Optional Redemption and Redemption Upon Special Events” in this prospectus supplement.

Any redemption of the notes will be subject to the prior approval of the Federal Reserve, to the extent such approval is then required.

The notes are not subject to repayment at the option of the holders of the notes.

Sinking Fund:	There is no sinking fund for the notes.

Events of Default; Remedies:

The notes will contain customary payment, covenant and insolvency-related events of default. However, the trustee and the holders of the notes may not accelerate the maturity of the notes upon the occurrence of any payment or covenant event of default. If an insolvency-related event of default occurs, the principal of, and any accrued and unpaid interest on, the notes will become immediately due and payable without any action of the trustee or the holders of the notes. In the event of such an acceleration of the maturity of the notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the notes. See “Description of the Notes—Events of Default; Limitation on Suits” in this prospectus supplement.

Further Issuances:

The notes will initially be limited to an aggregate principal amount of $70,000,000. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the notes issued in this offering and form a single series.

Use of Proceeds:

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $68.7 million. We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include, but not be limited to, investments in the Bank and our other subsidiaries for regulatory capital purposes. See “Use of Proceeds” in this prospectus supplement.

Form and Denomination:

The notes will be issued only in book-entry form through the facilities of The Depository Trust Company (which, along with its successors, we refer to as “DTC”) in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be evidenced by a global note deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC.

Listing:	The notes will not be listed on any securities exchange or quoted on any quotation system. Currently, there is no public trading market for the notes.

Governing Law:	The notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Trustee:	U.S. Bank National Association will act as the trustee under the subordinated indenture and supplemental indenture pursuant to which the notes will be issued.

Risk Factors:

An investment in the notes involves risks. You should carefully consider the information contained under “Risk Factors” beginning on page S-11 of this prospectus supplement and page 7 of the accompanying prospectus, and Item 1A., Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial information for the fiscal years ended December 31, 2012 through December 31, 2016 is derived from audited consolidated financial statements of BMBC. The financial data as of and for the nine months ended September 30, 2017 and 2016 have been derived from our unaudited consolidated financial statements contained in our Quarterly Reports on Form 10-Q filed with the SEC and include adjustments management considers necessary for a fair presentation under generally accepted accounting principles. You should not assume the results of operations for any past periods indicate results for any future period.

You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which have been filed with the SEC and are incorporated by reference in this prospectus supplement.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
(dollars in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
EARNINGS SUMMARY:
Interest income	$94,761	$87,069	$116,991	$108,542	$82,906	$78,417	$73,323
Interest expense	9,955	7,823	10,775	8,415	6,078	5,427	8,588
Net interest income	84,806	79,246	106,236	100,127	76,828	72,900	64,735
Provision for loan and lease losses	1,541	3,267	4,326	4,396	884	3,575	4,003
Net interest income after provision for loan and lease losses	83,265	75,979	101,910	95,731	75,944	69,415	60,732
Noninterest income	43,596	40,719	54,039	55,960	48,322	48,355	46,386
Noninterest expense	83,339	76,586	101,745	125,765	81,418	80,740	74,901
Income before income taxes	43,922	40,112	54,204	25,926	42,848	37,030	32,217
Income tax expense	14,306	13,484	18,168	9,172	15,005	12,586	11,070
Net income	$29,916	$26,628	$36,036	$16,754	$27,843	$24,444	$21,147

PER SHARE DATA:
Weighted-average basic shares outstanding	16,987,499	16,840,457	16,859,623	17,488,325	13,566,239	13,311,215	13,090,110
Weighted-average dilutive shares	254,728	153,998	168,499	267,996	294,801	260,395	151,736
Weighted-average diluted shares outstanding	17,242,227	16,994,455	17,028,122	17,756,321	13,861,040	13,571,610	13,241,846
Earnings per common share:
Basic	$1.72	$1.58	$2.14	$0.96	$2.05	$1.84	$1.62
Diluted	$1.69	$1.57	$2.12	$0.94	$2.01	$1.80	$1.60
Dividends declared	$0.64	$0.61	$0.82	$0.78	$0.74	$0.69	$0.64
Dividends declared per share to net income per basic common share	37.2%	38.6%	38.3%	81.3%	36.1%	37.5%	39.5%
Shares outstanding at period end	17,050,151	16,893,878	16,939,715	17,071,523	13,769,336	13,650,354	13,412,690
Book value per share	$23.57	$22.08	$22.50	$21.42	$17.83	$16.84	$15.18

	For the Nine Months Ended September 30,		For the Years Ended December 31,
(dollars in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
PROFITABILITY RATIOS:
Return on average assets	1.17%	1.16%	1.16%	0.57%	1.32%	1.23%	1.15%
Return on average equity	10.02%	9.70%	9.75%	4.49%	11.56%	11.53%	10.91%
Non-interest expense to net interest income and non-interest income	64.9%	63.8%	63.5%	80.6%	65.1%	66.5%	67.4%
Non-interest income to net interest income and non-interest income	33.9%	33.9%	33.7%	35.9%	38.6%	39.9%	41.7%
Average equity to average total assets	11.67%	11.95%	11.90%	12.68%	11.38%	10.63%	10.58%

FINANCIAL CONDITION
Total assets	$3,476,821	$3,174,080	$3,421,530	$3,030,997	$2,246,506	$2,061,665	$2,035,885
Total liabilities	3,074,929	2,795,621	3,040,403	2,665,286	2,001,032	1,831,767	1,832,321
Total shareholders’ equity	401,892	378,459	381,127	365,711	245,474	229,898	203,564
Interest-earnings assets	3,202,941	2,908,489	3,153,015	2,755,506	2,092,164	1,905,398	1,879,412
Portfolio loans and leases	2,677,345	2,493,357	2,535,425	2,268,988	1,652,257	1,547,185	1,398,456
Investment securities	482,399	373,508	573,763	352,916	233,473	289,245	318,061
Goodwill	107,127	104,765	104,765	104,765	35,502	32,843	32,897
Intangible assets	21,407	21,235	20,405	23,903	22,998	19,365	21,998
Deposits	2,684,181	3,174,080	2,579,675	2,252,725	1,688,028	1,591,347	1,634,682
Borrowings	345,098	284,355	423,425	378,509	283,970	216,535	170,718
Wealth assets under management, administration, supervision, and brokerage	12,431,370	9,969,745	11,328,457	8,364,805	7,699,908	7,268,273	6,663,212
Capital Ratios:
Tier 1 capital to risk weighted assets	10.50%	10.41%	10.51%	10.72%	12.00%	11.57%	11.02%

ASSET QUALITY
Allowance for loan and lease losses as a percentage of portfolio loans and leases	0.64%	0.71%	0.69%	0.70%	0.88%	1.00%	1.03%
Non-performing loans and leases as a % of portfolio loans and leases	0.17%	0.40%	0.33%	0.45%	0.61%	0.68%	1.06%

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheets combines the historical consolidated financial position of BMBC and its subsidiaries and of RBPI and its subsidiaries and as adjusted to reflect the acquisition by BMBC of RBPI using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of RBPI will be recorded by BMBC at their respective fair values as of the date the Merger is completed. The unaudited pro forma consolidated combined balance sheet gives effect to the Merger, as if the transaction had occurred on September 30, 2017.

The Merger was announced on January 31, 2017, and the Merger agreement provides that each outstanding share of RBPI Class A Stock and RBPI Class B Stock, other than shares of RBPI common stock that BMBC, its subsidiaries and RBPI’s subsidiaries hold and shares that RBPI holds as treasury shares, will become, by operation of law, the right to receive 0.1025 and 0.1179 shares of BMBC common stock, respectively. The unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of BMBC and RBPI, as filed with the SEC.

The unaudited pro forma consolidated balance sheets included herein are presented for informational purposes only and do not necessarily reflect the financial condition of the combined company had the companies actually been combined as of the date presented. The adjustments included in these unaudited pro forma consolidated balance sheets are preliminary and may be revised. The unaudited pro forma consolidated balance sheets and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of BMBC and RBPI, as filed with the SEC.

	CONSOLIDATED				BANK ONLY
(dollars in thousands)	BMBC	RBPI	Merger Adjustment	Combined	BMT	RBA	Merger Adjustments	Combined
Assets:
Interest-bearing deposits with banks (1)	$36,870	$13,333	$(12,330)	$37,873	$36,870	$13,333	$(12,330)	$37,873
Investment securities - available for sale	471,721	159,794	—	631,515	471,721	158,787	—	630,508
Investment securities - held to maturity	6,255	—	—	6,255	6,255	—	—	6,255
Investment securities - trading	4,423	—	—	4,423	3,989	—	—	3,989
Loans held for sale	6,327	—	—	6,327	6,327	—	—	6,327
Portfolio Loans:
Consumer	31,306	2,909	—	34,215	31,306	2,909	—	34,215
Commercial and Industrial	597,595	110,861	—	708,456	597,595	110,861	—	708,456
Commercial Mortgages	1,224,571	290,203	—	1,514,774	1,224,571	290,203	—	1,514,774
Construction	133,505	78,389	—	211,894	133,505	78,389	—	211,894
Tax Certificates	—	1,290	—	1,290	—	1,290	—	1,290
Residential Mortgages	422,524	55,643	—	478,167	422,524	55,643	—	478,167
Home equity loans & liens	206,974	—	—	206,974	206,974	—	—	206,974
Leases	60,870	55,270	—	116,140	60,870	55,270	—	116,140
Total portfolio loans & leases (2)	$2,677,345	$594,565	$(21,190)	$3,250,720	$2,677,345	$594,565	$(21,190)	$3,250,720

Earning assets	3,202,941	767,692	(33,520)	3,937,113	3,202,507	766,685	(33,520)	3,935,672

Cash and due from banks (3)	$8,682	$11,775	$(15,000)	$5,457	$8,682	$7,997	$(15,000)	$1,679
Allowance for loan and lease losses (4)	(17,004)	(10,123)	10,123	(17,004)	(17,004)	(10,123)	10,123	(17,004)
Premises and equipment	44,544	4,748	—	49,292	42,158	4,748	—	46,906
Accrued interest receivable	9,287	2,975	—	12,262	9,287	2,975	—	12,262
Mortgage servicing rights	5,732	—	—	5,732	5,732	—	—	5,732
Goodwill (5)	107,127	—	67,647	174,774	97,036	—	67,647	164,683
Other intangible assets (6)	21,407	—	3,863	25,270	24,672	—	3,863	28,535
BOLI	39,881	16,459	—	56,340	39,881	16,459	—	56,340
FHLB stock	16,248	—	—	16,248	16,248	—	—	16,248
Deferred income taxes (7)	9,646	7,426	12,859	29,931	9,528	7,426	15,484	32,438
Other investments	8,941	—	—	8,941	8,555	—	—	8,555
Other assets (8)	19,389	8,882	(1,000)	27,271	12,715	9,001	(1,000)	20,716
Total assets	$3,476,821	$809,834	$44,972	$4,331,627	$3,459,997	$805,168	$47,597	$4,312,762

Liabilities and shareholder equity:
Interest-bearing deposits:
Now and money market	$1,115,996	$196,999	$—	$1,312,995	$1,115,996	$196,999	$—	$1,312,995
Savings deposits	264,273	81,814	—	346,087	264,273	81,814	—	346,087
Wholesale non-maturity	48,620	—	—	48,620	48,620	—	—	48,620
Wholesale time	178,610	—	—	178,610	178,610	—	—	178,610
Retail time deposits (9)	316,068	251,177	5,376	572,621	316,068	251,177	5,376	572,621
Total interest-bearing deposits	$1,923,567	$529,990	$5,376	$2,458,933	$1,923,567	$529,990	$5,376	$2,458,933
Noninterest-bearing deposits	760,614	97,076	—	857,690	779,853	98,592	—	878,445
Total deposits	$2,684,181	$627,066	$5,376	$3,316,623	$2,703,420	$628,582	$5,376	$3,337,378
Short-term borrowings	180,874	15,000	—	195,874	180,874	15,000	—	195,874
Long-term FHLB advances and other borrowings	134,651	60,000	—	194,651	134,651	60,000	—	194,651
Subordinated notes (10)	29,573	25,774	(7,500)	47,847	—	—	—	—
Other liabilities and Accrued Interest Payable (3)	45,650	21,419	(15,000)	52,069	42,620	21,195	(15,000)	48,815
Shareholder equity (11)	401,892	59,876	62,795	524,563	398,432	79,692	57,920	536,044
Non-controlling interest (12)	—	699	(699)	—	—	699	(699)	—
Total liabilities and shareholder equity	$3,476,821	$809,834	$44,972	$4,331,627	$3,459,997	$805,168	$47,597	$4,312,762

Footnote	NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

(1)	Adjustment reflects a $12.3 million estimate (net of income tax expense) of one-time merger costs.
(2)	The $21.2 million reduces the carrying value of acquired loans to their fair value.
(3)	Adjustment reflects a $15.0 million cash payment to fully fund and settle the Supplemental Executive Retirement Plan ("SERP") at closing.
(4)	In accordance with acquisition method of accounting, RBPI’s $10.1 million allowance for loan losses has been reversed.
(5)	The $67.6 million acquisition method accounting adjustment represents the difference between the fair value of all assets and liabilities acquired and the implied purchase consideration.
(6)

The $3.9 million adjustment is the establishment of a core deposit intangible ("CDI") which estimates the fair value of RBPI’s core deposit base, comprised of non-maturity deposits, and is amortized through the earnings over a ten-year period.

(7)

Adjustment represents the reversal of a portion of the reserve placed against a deferred tax asset associated with a net operating loss which will be partially realizable by BMBC and a net deferred tax asset related to fair value adjustments of loans, core deposit intangible, OREO, time deposits, borrowings, and subordinated debt.

(8)	The $1.0 million reduces the carrying value of acquired tax lien certificates to their fair value.
(9)

The $5.4 million acquisition method accounting adjustment on certificates of deposit adjusts their carrying value to fair value. This adjustment will be amortized through the income statement as a reduction of interest expense over the remaining term of these deposit.

(10)

The $7.5 million acquisition method accounting adjustment to subordinated debt, adjusts its carrying value to estimated fair value. This adjustment will be amortized through the income statement as an increase in interest expense over the remaining term of the debt.

(11)	These pro forma adjustments represent the net impact of the issuance of BMBC common stock in connection with the merger and the elimination of RBPI's stockholders' equity.
(12)	Adjustment eliminates the non-controlling interest which will no longer exist after the close of the transaction.

RISK FACTORS

An investment in the notes involves a number of risks. This prospectus supplement does not describe all of those risks. Before you decide whether an investment in the notes is suitable for you, you should carefully consider the risks described below relating to the offering and risks related to our pending acquisition of RBPI as well as the risk factors concerning our business included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. This prospectus supplement and the accompanying prospectus are qualified in their entirety by those risk factors.

Risks Related to this Offering and Ownership of the Notes

Our obligations under the notes will be unsecured and subordinated to any senior indebtedness.

The notes will be unsecured, subordinated obligations of BMBC, and, consequently, will rank junior in right of payment to all of our secured and unsecured “senior indebtedness” now existing or that we incur in the future, as described under “Description of the Notes—Subordination.” As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for benefit of creditors or any bankruptcy, insolvency or similar proceeding, the holders of the senior indebtedness will be entitled to have the senior indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.

As of September 30, 2017, BMBC had no senior indebtedness outstanding and $30 million principal amount of subordinated notes outstanding that will rank pari passu with the notes. As of September 30, 2017, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $3.0 billion, excluding intercompany liabilities, all of which ranks structurally senior to the notes. As adjusted to give effect to the offering of the notes, as if the offering had been completed as of September 30, 2017, BMBC, the Bank and our other subsidiaries had, on a consolidated basis, $3.1 billion of indebtedness, including $2.7 billion in deposits. The notes do not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries, including the Bank, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking equally with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

As a consequence of the subordination of the notes to our existing and future senior indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our senior indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full.

The notes are obligations only of Bryn Mawr Bank Corporation and not obligations of the Bank or any of our other subsidiaries and will be effectively subordinated to the existing and future indebtedness, deposits of the Bank, and other liabilities of the Bank and our other subsidiaries.

The notes are obligations solely of BMBC and are not obligations of, or guaranteed by, the Bank or any of our other subsidiaries. The Bank and our other subsidiaries are separate and distinct legal entities from BMBC. BMBC’s rights and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank or any other subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Bank or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future senior indebtedness), will be subject to the claims of the creditors of the Bank, including depositors in the Bank, or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

BMBC is a holding company and reports financial information on a consolidated basis with its subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries, and, in particular, the Bank. Our principal source of cash flow, including cash flow to pay dividends to our shareholders and to pay principal of and interest on our outstanding debt, is dividends from the Bank. The Bank and our other subsidiaries have no obligation to pay any amounts to BMBC, including any dividends, to make any other distributions to us or to provide us with funds to meet any of our obligations, including the notes. In addition, various federal and state statutes, regulations and rules limit, directly or indirectly, the amount of dividends that the Bank and our other subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from the Bank to us would require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, the Federal Reserve and the FDIC each have the authority to prohibit or to limit the payment of dividends by a banking organization under its jurisdiction if, in the regulator’s opinion, the organization is engaged in or is about to engage in an unsafe or unsound practice. Depending on the financial condition of the Bank, we may be deemed to be engaged in an unsafe or unsound practice if the Bank were to pay dividends. Federal Reserve policy generally requires insured banks only to pay dividends out of current operating earnings. Payment of dividends could also be subject to regulatory limitations if the Bank became “under-capitalized” for purposes of the “prompt corrective action” regulations of the federal bank regulatory agencies.

As a result, no assurance can be given that the Bank will, in any circumstances, pay dividends to us. If the Bank cannot pay dividends to us for any period as a result of any regulatory limitation or prohibition or cannot, for any reason, pay dividends in an amount sufficient for us to pay the principal of, or any accrued and unpaid interest on, the notes, we may be unable to pay the principal of, or interest on, the notes in a timely manner, or at all, unless we are able to borrow funds from other sources or sell additional securities to obtain funds necessary to make such payments.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the notes, and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These will depend on our financial and operating performance, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. As a result, we may be unable to meet our obligations under the notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or to realize adequate proceeds through such disposition to meet any debt service obligations then due, including obligations under the notes.

The notes include limited covenants and do not restrict our ability to incur additional debt.

The notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, the notes do not contain any covenants prohibiting us or our subsidiaries from, or limiting our or our subsidiaries’ right to, grant liens on assets to secure indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. The notes do not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

In addition, the notes do not limit the amount of additional indebtedness BMBC, the Bank or any of our subsidiaries may incur or the amount of other obligations that BMBC or the Bank may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the notes.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to the Bank and commit resources to its support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the notes at the maturity of the notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

The notes are subject to limited rights of acceleration.

Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, you have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail in the performance of any of our other obligations under the notes.

There may be no active trading market for the notes.

The notes constitute a new issue of securities for which there is no existing market. We are not obligated to and do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes in any quotation system. We cannot provide you with any assurance regarding whether a trading market for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

If a trading market for the notes develops, changes in the debt markets, among other factors, could adversely affect the market price of the notes.

If a market develops for the notes, the prices at which holders may be able to sell their notes may be affected, potentially adversely, by a number of factors. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable on the notes; the ranking of the notes; the time remaining to maturity of the notes; the aggregate amount outstanding of the notes; the redemption and repayment features of the notes; the prevailing interest rates being paid by other companies similar to us; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; the extent of any market-making activities with respect to the notes; and our operating performance. Often, the only way to liquidate your investment in the notes prior to maturity will be to sell the notes, and there may be a very illiquid market for the notes or no market at all.

The amount of interest payable on the notes will vary beginning December 15, 2022, and interest after that date may be less than the initial fixed annual rate of 4.25% in effect to, but excluding, December 15, 2022.

Because three-month LIBOR is a floating rate, the interest rate on the notes will vary beginning December 15, 2022 at an annual floating rate equal to three-month LIBOR, as determined quarterly on the determination date for the applicable interest period, plus basis points. The interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date, even if three-month LIBOR increases during that interest period. The floating rate may be volatile over time and could be substantially less than the fixed rate. This could result in holders of the notes experiencing a decline in their receipt of interest and also could cause a decline in the market price of the notes. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk.

In the past, the level of three-month LIBOR has experienced significant fluctuations. Historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the floating rate period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

Beginning on December 15, 2022, or at any time in the case of the occurrence of certain events, the notes may be redeemed at our option, which limits the ability of holders of the notes to accrue interest over the full stated term of the notes.

We may, at our option, redeem the notes (i) in whole or in part, beginning with the interest payment date of December 15, 2022, and on any interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or a 1940 Act Event, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. Any redemption of the notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. There can be no assurance that the Federal Reserve will approve any redemption of the notes that we may propose. Furthermore, you should not expect us to redeem any notes when they first become redeemable or on any particular date thereafter. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

●	limiting our ability to satisfy our obligations with respect to the notes;

●	increasing our vulnerability to general adverse economic industry conditions;

●	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

●

requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

●	putting us at a disadvantage compared to competitors with less indebtedness.

The level of LIBOR may affect our decision to redeem the Notes.

We are more likely to redeem the notes on or after December 15, 2022 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the notes prior to their maturity date you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

Holders of the notes will have no rights against the publishers of LIBOR.

Holders of the notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date on and after December 15, 2022 will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

Uncertainty about the future of LIBOR may adversely affect 3-month U.S. dollar LIBOR and therefore the return on and the value of the notes.

On July 27, 2017, the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator.  The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021.  It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere.  At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities, such as the notes.  Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect Three-month LIBOR during the term of the notes and your return on the notes and the market for LIBOR-based securities, including the notes

 An investment in the notes is not an FDIC insured deposit.

The notes are not savings accounts, deposits or other obligations of the Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality or by the Bank . Your investment will be subject to investment risk and you may experience loss with respect to your investment.

Our credit ratings may not reflect all risks of an investment in the notes, and changes in our credit rating could adversely affect the market price or liquidity of the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Accordingly, real or anticipated changes in our credit ratings or their outlook will generally affect the market price of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the market price of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. Such ratings are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. In addition, credit ratings agencies are themselves subject to scrutiny and there is no assurance that credit rating agencies will not make or be required to make substantial changes to their ratings policies or practices or that such changes would not affect ratings of our securities. A negative change in our ratings could have an adverse effect on the price of the notes that may remain outstanding. More generally, a negative change in our ratings could increase our borrowing costs and limit our access to the capital markets.

Risks Related to the Pending Acquisition of RBPI

The ability of BMBC and RBPI to complete the Merger is subject to the satisfaction (or waiver by the parties) of the closing conditions set forth in the merger agreement, some of which are outside of the parties’ control.

The merger agreement contains a number of conditions that must be fulfilled in order to complete the Merger. Those conditions include: absence of any law, statute or regulation, or any order, injunction or other legal restraint or prohibition preventing the completion of the Merger, the accuracy of the representations and warranties of both parties (subject to applicable materiality qualifiers), and the performance, in all material respects, by both parties of their respective covenants and agreements. There can be no assurance that the conditions to the completion of the Merger will be fulfilled or that the Merger will be completed.

Combining BMBC and RBPI may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the Merger with RBPI may not be realized.

BMBC and RBPI have operated and, until the completion of the Merger, will continue to operate, independently from each other. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on BMBC’s ability to successfully combine and integrate the businesses of BMT and RBA within BMBC’s projected timeframe in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers.

A number of factors could affect BMBC’s ability to successfully combine its business with RBPI’s. Key employees of RBPI, whose services will be needed to complete the integration process, may elect to terminate their employment as a result of, or in anticipation of, the Merger. The integration process itself could be disruptive to BMBC’s or RBPI’s ongoing businesses, causing loss of momentum in one or more of their businesses or inconsistencies or changes in standards, practices, business models, controls, procedures and policies that could adversely affect the ability of BMBC to maintain relationships with customers and employees.

If BMBC encounters significant difficulties in the integration process, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve the anticipated benefits of the Merger in the timeframes projected by BMBC could result in increased costs and decreased revenues. This could have a dilutive effect on the combined company’s earnings per share.

The unaudited pro forma consolidated balance sheets included in this document are preliminary, and the actual financial condition after the Merger may differ significantly.

The unaudited pro forma consolidated balance sheets in this document are presented for illustrative purposes only and are not necessarily indicative of what BMBC’s actual financial condition would have been had the Merger been completed on the date indicated. The unaudited pro forma consolidated balance sheets reflect adjustments to illustrate the effect of the Merger had it been completed on the date indicated, which are based upon preliminary estimates, to record the RBPI identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the Merger reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of RBPI as of the date of the completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Consolidated Financial Information” beginning on page S-8.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $68.7 million, after deducting the underwriting discount and the payment of transaction expenses. We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include, but not be limited to, investments in the Bank and our other subsidiaries for regulatory capital purposes.

CAPITALIZATION

The following table sets forth our capitalization, including regulatory capital ratios, on a consolidated basis, as of September 30, 2017 on an actual basis (based on our unaudited September 30, 2017 financial statements) and on an as adjusted basis to give the immediate effect to the sale of the Notes offered hereby. The as adjusted basis assumes the offering was completed on September 30, 2017 and resulted in net proceeds of $68.7 million (after deducting the underwriting discount and estimated offering expenses).

This information should be read together with the financial and other data in this prospectus supplement as well as the consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2017
(in thousands, except per share data)	Actual	As Adjusted

Liabilities
Total deposits	$2,684,181	$2,684,181
Short-term borrowings	180,874	180,874
Long-term FHLB advances	134,651	134,651
Accrued interest and other liabilities	45,650	45,650
Subordinated notes offered hereby	—	68,683
Subordinated notes	29,573	29,573
Total liabilities	$3,074,929	$3,143,612

Shareholders' equity
Common stock, par value $1 per share; Authorized 100,000,000 shares; 21,247,795 shares issued and 17,050,151 outstanding	$21,248	$21,248
Treasury stock at cost - 4,197,644 shares	(68,134)	(68,134)
Additional paid-in capital	235,412	235,412
Retained earnings	214,766	214,766
Accumulated other comprehensive loss	(1,400)	(1,400)
Total shareholders’ equity	$401,892	$401,892
Total long-term debt and shareholders’ equity	$431,465	$3,545,504

	Actual	As Adjusted
Consolidated capital ratios
Total capital to risk weighted assets(1)	12.23%	14.76%
Tier 1 capital to risk weighted assets	10.50%	10.50%
Common equity Tier 1 capital to risk weighted assets	10.50%	10.50%
Leverage ratio (Tier 1 capital to average assets)	8.57%	8.57%
Tier 1 capital	$284,770	$284,770
Total risk-based capital	$331,689	$400,372

(1) The calculation of the “as adjusted” capital ratios to risk-weighted assets assumes that the net proceeds from the sale of the notes offered hereby are carried on the balance sheet as cash, risk weighted at zero percent.

RATIO OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings to fixed charges for the periods indicated are set forth in the table below. The ratio of earnings to fixed charges is computed by dividing (1) income from continuing operations before income taxes and fixed charges by (2) total fixed charges. For purposes of computing these ratios:

●	earnings consist of income before income taxes plus fixed charges;

●

fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the estimated portion of rental expenses attributable to interest, net of income from subleases; and

●	fixed charges, including interest on deposits, include all interest expense and the estimated portion of rental expense attributable to interest, net of income from subleases.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	9.5X	9.1X	9.4X	5.4X	11.2X	11.1X	7.0X
Including interest on deposits	4.9X	5.5X	5.4X	3.6X	7.0X	6.7X	4.4X

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture, to be dated as of December 13, 2017, between the Corporation, as the issuer, and U.S. Bank National Association, a national banking association (“U.S. Bank”) as the trustee, as amended and supplemented by a first supplemental indenture, to be dated as of December 13, 2017. We refer to this indenture, as it may be amended or supplemented from time to time, as the “indenture,” and we refer to U.S. Bank in its capacity as the trustee for the notes under the indenture, as the “trustee.” You may request a copy of the indenture from us as described under “Where You Can Find More Information” in this prospectus supplement. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The summary of certain provisions of the notes and the summary of certain provisions of the indenture included in this prospectus supplement and the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the notes and the indenture, including the definitions of certain terms used in the notes and the indenture. We urge you to read each of these documents because they, and not this description or the description set forth in “Description of Debt Securities” in the accompanying prospectus, define your rights as a holder of the notes. To the extent that information in this prospectus supplement relating to the indenture or the notes is inconsistent with any related information contained in the accompanying prospectus, the information in this prospectus supplement shall control with respect to the notes.

General

The notes will be our unsecured and subordinated obligations and will mature on December 15, 2027 (the “stated maturity date”), unless redeemed prior to such date in accordance with the provisions set forth under “—Optional Redemption and Redemption Upon Special Events.” Unless previously purchased and cancelled or redeemed prior to the stated maturity date, we will repay the notes at a price equal to 100% of the outstanding principal amount of the notes, plus any accrued and unpaid interest, to, but excluding, the stated maturity date. We will pay principal of, and interest on, the notes in U.S. dollars. The notes will rank equally among themselves and junior in right of payment to our existing and future senior indebtedness, as described below in “—Subordination of the Notes and Defeasance,” and will be effectively subordinated to all existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other current and future subsidiaries, including, without limitation, the Bank’s liabilities to its depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise. No sinking fund will exist for the notes, and no sinking fund payments will be made with respect to the notes. The notes will not be convertible into or exchangeable for any other securities or property. The notes will be subject to defeasance but will not be subject to covenant defeasance.

Except as described below under “—Clearance and Settlement,” the notes will be issued in book-entry-only form and will be represented by a global note registered in the name of Cede & Co., as the nominee of The Depository Trust Company (“DTC”). See “—Clearance and Settlement” below.

The notes will be issued and may be transferred only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes are a part of a series of securities newly established under the indenture and will be initially issued in the aggregate principal amount of $70,000,000. We may, from time to time, without notice to, or the consent of, the holders of the notes, issue additional debt securities ranking equally with the notes and with identical terms to the notes in all respects (except for issue date, the offering price, the interest commencement date and the first interest payment date) in order that such additional debt securities may be consolidated and form a single series with the notes.

No recourse will be available for the payment of principal of, or interest on, any note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, director, officer, employee or shareholder, as such, past, present or future, of ours or of any successor entity.

Neither the indenture nor the notes contain any covenants: (1) prohibiting or otherwise restricting the incurrence of indebtedness or other obligations by us or by any of our subsidiaries, including the Bank, or the issuance of preferred equity by any of our subsidiaries; (2) requiring us or any of our subsidiaries to achieve or maintain any minimum financial results relating to our or its financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or maintain any reserves; or (3) prohibiting or otherwise restricting us or any of our subsidiaries from granting liens on our or its assets to secure our or its indebtedness or other obligations that are senior or effectively senior in right of payment to the notes, repurchasing our stock or other securities, including any of the notes, or paying dividends or make other distributions to our or its shareholders or other equity owners. Accordingly, neither the indenture nor the notes contain any provisions that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring, any highly leveraged or similar transaction or any other event involving us or any of our subsidiaries that may adversely affect our credit quality. See “Risk Factors— The notes include limited covenants and do not restrict our ability to incur additional debt.”

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The notes are not savings accounts or deposits in the Corporation or the Bank and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The notes are solely obligations of the Corporation and are neither obligations of, nor guaranteed by, the Bank or any of our other subsidiaries or affiliates.

Interest Rate and Interest Payment Dates

Payment of the full principal amount of the notes will be due on December 15, 2027, unless redeemed prior to such date.

Fixed Rate Period

From, and including, the date of initial issuance of the notes to, but excluding, December 15, 2022, unless redeemed prior to such date as contemplated below under “—Optional Redemption and Redemption Upon Special Events,” the notes will bear interest at the annual rate of 4.25%, and we will pay interest on the notes semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2018. We refer to each such date as a “fixed rate interest payment date,” and we refer to the period from, and including, the issue date of the notes to, but excluding, the first fixed rate interest payment date and each successive period from, and including, a fixed rate interest payment date to, but excluding, the next fixed rate interest payment date as a “fixed rate period.” If any fixed rate interest payment date is not a business day (as defined below), we will make the relevant payment on the next business day, and no interest will accrue as a result of any such delay in payment. The interest payable on any fixed rate interest payment date will be paid to each holder in whose name a note is registered at the close of business on the June 1 and December 1 (whether or not a business day) immediately preceding such fixed rate interest payment date.

Interest payable on the notes for any fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Period

From, and including, December 15, 2022 to, but excluding, the stated maturity date, unless redeemed subsequent to December 15, 2022 but prior to the stated maturity date as contemplated below under “—Optional Redemption and Redemption Upon Special Events,” the notes will bear interest at an annual rate equal to Three-month LIBOR, reset quarterly, plus 205.0 basis points (2.050%), and we will pay interest on the notes quarterly in arrears on each March 15, June 15, September 15 and December 15 beginning on December 15, 2022. We refer to each such date as a “floating rate interest payment date,” and together with the fixed rate interest payment dates, collectively the “interest payment dates,” and we refer to the period from, and including, December 15, 2022 to, but excluding, the first floating rate interest payment date and each successive period from, and including, a floating rate interest payment date to, but excluding, the next floating rate interest payment date as a “floating rate period,” and together with the fixed rate periods, collectively, the “interest rate periods.” The interest payable on any floating rate interest payment date will be paid to the holder in whose name a note is registered at the close of business on the March 1, June 1, September 1 and December 1 (whether or not a business day) immediately preceding such floating rate interest payment date. If a floating rate payment date falls on a day that is not a business day, then such floating rate payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.

Interest payable on the notes for a floating rate period will be computed on the basis of a 360-day year of the actual number of days in such floating rate period. All percentages used in or resulting from any calculation of Three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

The term “business day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to be closed; provided, however, that in the case of any floating rate interest payment date, such day is also a London banking day. “London banking day” means any date on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Three-month LIBOR” means, as determined by the calculation agent on the second London banking day immediately preceding the commencement of the applicable floating rate period (the “determination date”) and provided to the trustee in writing (if the trustee is not the calculation agent), the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, on such determination date. If the 3-month U.S. dollar LIBOR is not displayed as of such time with respect to any applicable floating rate interest period, then LIBOR will be LIBOR in effect for the floating rate interest period preceding the floating rate interest period for which LIBOR is to be determined, or, with respect to the first floating rate interest period, the most recent possible prior date.

We have not yet appointed a calculation agent, but will do so prior to the commencement of the floating rate period. When we do appoint the calculation agent, if the calculation agent determines on the relevant interest determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If at that point, the appointed calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent may determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Subordination of the Notes and Defeasance

Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of September 30, 2017, we had no senior indebtedness outstanding.

The term “senior indebtedness” means:

(a)

our indebtedness for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that we may offer;

(b)	our indebtedness for money borrowed or represented by purchase money obligations, as defined below;

(c)	our obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which we are a party or otherwise;

(d)	our reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;

(e)

our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements;

(f)

all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

(g)

any obligation of ours to our general creditors, as defined for purposes of the capital adequacy regulations of the Federal Reserve Board applicable to us, as the same may be amended or modified from time to time;

(h)

all obligations of the types referred to in the bullets above of other persons for the payment as to which we are contingently liable or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise;

(i)	all obligations of the types referred to in the bullets above of other persons secured by a lien on any property or asset of ours; and

(j)	deferrals, renewals or extensions of any of the indebtedness or obligations described in the bullets above.

As used above, the term “purchase money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

However, “senior indebtedness” excludes:

(a)

any indebtedness, obligation or liability referred to in the bullets above that is subordinated to indebtedness, obligations or liabilities of ours to substantially the same extent as or to a greater extent than the notes are subordinated; and

(b)	the notes and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.

Upon any insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding or any assignment for the benefit of creditors or any other marshalling of our assets or liabilities, the payment of the principal of and interest on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an insolvency event of default specified below in clauses (4) or (5) “—Events of Default; Limitation on Suits,” the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution.

We may not make any payment on the notes, including any redemption of the notes, if:

(a)

we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities; or

(b)

a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

Subject to the terms of the indenture, if the trustee or any holder of any of the notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the notes before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Corporation being subordinated to the payment of the notes, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

We are obligated to pay compensation to the trustee as shall be agreed in writing between us and the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

As discussed above, neither the notes nor the indenture contains any limitation on the amount of senior indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the notes that we, the Bank or any of our other subsidiaries may incur or any preferred equity that the Bank or our subsidiaries may issue. As of September 30, 2017, we had no senior indebtedness outstanding and $30 million in aggregate principal amount of our 4.75% Fixed-to-Floating Rate Subordinated notes due 2025 outstanding. All liabilities of the Bank or other subsidiaries, including deposits and liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the Bank, we do not have any rights to the assets of the Bank except if it declares a dividend payable to us. As of September 30, 2017, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $3.0 billion, excluding intercompany liabilities, and no preferred equity.

Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depositary institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the indenture when,

(a) either:

(1)	all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or

(2)

all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

(b) we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

(c) we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

So long as no event of default has occurred and is continuing, we may elect to discharge certain of our obligations under the indenture with respect to the notes on the terms and subject to the conditions precedent contained in the indenture (referred to in this section as a “Defeasance”) by:

•

irrevocably depositing with the trustee, as trust funds in trust, money or U.S. government obligations (generally, securities that are obligations of or guaranteed by the United States of America), or a combination of money and U.S. government obligations, in each case sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and interest on the notes on the date on which the principal becomes due and payable in accordance with the terms of the notes or the indenture, whether at the stated maturity date, or by declaration of acceleration, call for redemption, or otherwise; and

•

satisfying certain other conditions precedent specified in the indenture, including, among other things, the delivery of an opinion of counsel that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Defeasance and will be subject to U.S. federal income tax in the same amounts, in the same manner, and at the same times as would have been the case if the Defeasance had not occurred.

A Defeasance will not relieve us of our obligation to pay when due the principal of and interest on the notes if the notes are not paid from the money or U.S. government obligations held in trust by the trustee for payment thereof.

Any defeasance of the notes pursuant to the indenture shall be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of the notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

Optional Redemption and Redemption Upon Special Events

We may, at our option, beginning with the interest payment date of December 15, 2022 and on any interest payment date thereafter, redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve, to the extent that such approval is required. Any partial redemption will be made by lot in accordance with DTC’s applicable procedures. The notes are not subject to repayment at the option of the holders. In addition, we may, at our option and subject to prior approval of the Federal Reserve, to the extent that such approval is required, redeem the notes, in whole but not in part, prior to the stated maturity date, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, in the event of:

(1)

a “Tax Event,” which is defined to mean the receipt by the Corporation of an opinion of independent tax counsel to the effect that, as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Corporation’s federal income tax returns or positions or a similar audit of any of the Corporation’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, in each case, occurring or becoming publicly known on or after the original issue date of the notes, there is more than an insubstantial risk that interest payable by the Corporation on the notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes;

(2)

a “Tier 2 Capital Event,” which is defined to mean the receipt by the Corporation of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective amendment or change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Corporation, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the original issue date of the notes, the notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then- equivalent if the Corporation were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Corporation; or

(3)

a “1940 Act Event,” which is defined to mean our becoming required or there is more than an insubstantial risk that we will be required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Our election to redeem any notes upon the occurrence of any of the enumerated events above will be provided to the trustee in the form of an Officer’s Certificate at least 60 days prior to the redemption date, or such shorter notice as may be acceptable to the trustee. In case of any such election, notice of redemption must be provided to the holders of the notes not less than 30 nor more than 60 days prior to the redemption date. If any such conditions precedent have not been satisfied, the Corporation shall provide written notice to the trustee and each holder of the notes prior to the close of business prior to the redemption date in the same manner in which the notice of redemption was given. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed as provided in such notice. In no event shall the Trustee be responsible to satisfy any such condition precedent, including making a deposit of money required to effectuate the redemption.

Notwithstanding the foregoing, interest payable on any interest payment date on or before any redemption of the notes will be paid to each holder in whose name a note is registered as described above in “—Interest Rate and Interest Payment Dates.”

The Notes Intended to Qualify as Tier 2 Capital

The notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies that became effective January 1, 2014 and the guidelines of the Federal Reserve for bank holding companies under the Basel III framework that became effective on January 1, 2015. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated in right of payment to the Bank’s depositors and general creditors and to each of our non-bank subsidiaries’ depositors and general creditors;

•

not contain provisions permitting the holders of the notes to accelerate payment of principal prior to maturity except in the event of dissolution, winding-up, liquidation or reorganization or similar proceeding of the Corporation or the Bank;

•	be ineligible as collateral for a loan by us or the Bank;

•

not contain provisions permitting the Corporation to redeem or repurchase the notes prior to the date that is five years after issuance, except upon the occurrence of certain special events, but in each case, only with the prior approval of the Federal Reserve; and

•

unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

●

the entity formed by such consolidation or into which the Corporation is merged or the person or entity which acquires by conveyance or transfer, or which leases, the properties and assets of the Corporation substantially as an entirety shall expressly assume the Corporation’s obligations on all the notes and under the indenture;

●

immediately after giving effect to the transaction, no event of default under the indenture, or event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing; and

●	the Corporation shall have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

Upon any such consolidation, merger, conveyance or transfer effected in accordance with the foregoing indenture terms, the Corporation will be relieved of all of its obligations under the indenture and the notes, except in the case of a lease.

Events of Default; Limitation on Suits

Under the indenture, an event of default will occur with respect to the notes upon the occurrence of any of the following:

(1)	default in the payment of any interest on the notes when due, which continues for 30 days;

(2)	default in the payment of the principal of or premium, if any, on the notes when due, either at maturity, upon redemption, by declaration or otherwise;

(3)

default in the performance, or breach, of any covenant or warranty of the Corporation in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Corporation by the trustee or to the Corporation and the trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default;”

(4)

the entry of a court decree or order for relief in respect of the Corporation in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days; or

(5)

the commencement by the Corporation of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect, or the consent by the Corporation to the entry of a decree or order for relief in an involuntary case or proceeding under any such law.

The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes unless there is an event of default under clause (4) or (5) above (an “insolvency event of default”), and in the case of clauses (4) and (5) the acceleration is automatic. Nevertheless, during the continuation of any other event of default under the notes, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments under the notes, as well as the performance of any covenant or agreement in the indenture. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “—Subordination of the Notes and Defeasance.” In the case of an insolvency event of default, the principal of and accrued and unpaid interest, if any, on the notes will become and be immediately due and payable upon notice by the trustee or holders of the notes. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above under “—Subordination of the Notes and Defeasance.”

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding notes, unless the trustee receives security and indemnity satisfactory to it against any cost, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

Modification and Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes. We may not make any modification or amendment without the consent of the holder of each note then outstanding if that amendment will:

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or extend the time for payment of interest (including default interest) on any note;

(3)	reduce the principal of or change the stated maturity of any note or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)

waive a default or event of default in the payment of the principal of, premium on, if any, or interest, if any, on any note (except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make the principal of or interest, if any, on any Security payable in any currency other than that stated in the Security;

(6)	waive a redemption payment with respect to any note; or

(7)	make a change to certain provisions of the indenture, including the waiver and amendment provisions.

Except for certain specified provisions, the holders of at least a majority in principal amount of the notes may on behalf of the holders of all notes waive our compliance with provisions of the indenture or the notes. The holders of a majority in principal amount of the notes may on behalf of the holders of all the notes waive any past default under the indenture with respect to the notes and its consequences, except a default in the payment of the principal of or any interest on any note or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of note affected.

In addition, we and the trustee may modify and amend the indenture without the consent of any holders of notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Securities in addition to or in place of certificated Securities;

(3)	to provide for the assumption of the Corporation’s obligations to Holders of the Securities by a successor to the Corporation;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Securities or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to provide for the issuance of and establish the form and terms and conditions of Securities of any Series as permitted by the Indenture;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of an indenture under the Trust Indenture Act;

(7)

to conform the text of the Indenture or the Securities to any provision of the description thereof set forth in a prospectus, to the extent that such provision in the prospectus was intended to be a verbatim recitation of a provision of the Indenture or the Securities;

(8)	to add a guarantor;

(9)	to add additional obligors under the Indenture and the Securities; or

(10)

to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Securities of one or more Series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee.

Clearance and Settlement

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. A fully registered global note, representing the total aggregate principal amount of the notes issued and sold, will be executed and deposited with DTC and will bear a legend disclosing the restrictions on exchanges and registration of transfer referred to below.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve Board System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct or indirect participants in DTC, who will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the notes, as such payments will be forwarded by the paying agent for the notes to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the notes entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the notes, as DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to the Corporation or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificated notes to be exchanged for beneficial interests in the global note will be authenticated and delivered to or at the direction of DTC.

All payments of principal of, and interest on, the notes represented by the global note and all transfers and deliveries of such global note will be made to DTC or its nominee, as the case may be, as the registered holder of the global note. DTC’s practice is to credit its direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Corporation or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners of the notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the Corporation, the trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, or interest on, the notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the Corporation or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the notes will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee or through organizations that are participants or indirect participants in such system. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ name on the books of DTC. Ownership of beneficial interests in the global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global note may be subject to various policies and procedures adopted by DTC from time to time. None of the Corporation, the trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but neither we nor the underwriter assumes any responsibility for the accuracy or completeness thereof.

Regarding the Indenture Trustee

U.S. Bank National Association, will act as trustee for the notes under the indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

The trustee is permitted to engage in certain other transactions. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes, or upon the occurrence of a default under another indenture under which U.S. Bank National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is based upon the United States Internal Revenue Code of 1986, as currently amended, which we refer to as the “Code,” the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. Both Houses of Congress and the White House are currently considering legislative proposals that, if enacted, would result in extensive changes to the Code. Those changes may have a significant impact upon the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. At present, it is impossible to predict whether any such legislation will ultimately be enacted into law and, if so, what form it would take.

The discussion generally applies only to beneficial owners that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their specific circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. The discussion does not address any non-income tax considerations or any non-U.S., state or local tax consequences. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. A Non-U.S. Holder is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

U.S. Holders

Payments of Interest

Payments of stated interest on a note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or the stated principal amount of the notes will not exceed the issue price by more than a de minimis amount (as set forth in applicable U.S. Treasury regulations).

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and such holder’s tax basis in the note. A U.S. Holder’s tax basis in the note will generally equal the amount such holder paid for the note. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to substantial limitations for corporate and noncorporate U.S. Holders.

Net Investment Income Tax

In addition to other taxes, the “net investment income” of certain individuals, trusts and estates whose income exceeds certain thresholds (for example, $250,000 for individual taxpayers who are married filing joint returns and $200,000 for taxpayers filing single) is generally subject to a tax of 3.8 percent. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property, including debt instruments, less certain deductions. U.S. Holders should consult their own tax advisors regarding the possible implications of this additional tax in their particular circumstances.

Backup Withholding and Information Reporting

In general, a U.S. Holder will be subject to U.S. federal backup withholding on payments on the notes and the proceeds of a sale or other disposition of the notes if such holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to payments of interest on the notes and to the proceeds of the sale or other disposition (including a retirement or a redemption) of a note paid to a U.S. Holder unless such holder is an exempt recipient.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:

●	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

●	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

●	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed Form W-8BEN or W-8BEN-E, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided that a properly completed and executed Form W-8BEN or W-8BEN-E claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with.

Sale, Exchange or Redemption of the Notes

Subject to the discussion below regarding backup withholding and FATCA, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income”) will be exempt from U.S. federal income, unless:

●

the gain is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

●

if the Non-U.S. Holder is an individual, such Non-U.S. Holder is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “—Non-U.S. Holders—Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by U.S.-source capital losses.

Effectively Connected Income

If interest or gain recognized on a note is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed Form W-8ECI, but such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Payments of interest, and proceeds of a sale or other disposition of the notes, to a Non-U.S. Holder may be subject to annual information reporting and, depending on the circumstances, U.S. federal backup withholding with respect to payments of the proceeds of a sale or other taxable disposition of a note within the U.S. or conducted through certain U.S.-related financial intermediaries, unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establishes an exemption from backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know that the recipient is a U.S. person. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes and the amount of tax withheld, if any. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

FATCA

Chapter 4 of the Internal Revenue Code, or “FATCA,” generally applies to payments on the notes and to gross proceeds from a disposition of notes occurring after December 31, 2018. Under these rules, we or our paying agent (in its capacity as such) would be required to deduct and withhold a tax equal to 30% of any payments made on our obligations to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of a sale or other disposition of our obligations would be required to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution entered into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity provided the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity or (iii) the payee was otherwise exempt from, or deemed compliant with, the requirements of FATCA. Further, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Withholding under FATCA may be applicable even if payments on the notes are otherwise not subject to withholding. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on an investment in the notes.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATED TO THE NOTES TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATED TO THE NOTES TO YOU.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of the assets of (i) a pension, profit-sharing or other employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an individual retirement account, Keogh plan or other retirement plan, account or arrangement that is subject to Section 4975 of the Code, or (iii) an entity such as a collective investment fund, partnership, separate account, insurance company general account or other entity whose underlying assets include the assets of such plans or accounts within the meaning of 29 C.F.R. 2510.3-101, as amended by Section 3(42) of ERISA ((i), (ii) and (iii) collectively, “Plans”), to purchase or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan and with its fiduciary duties, including satisfaction of applicable prudence and diversification requirements, and whether the purchase or holding of the notes would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which no exemption is applicable. Each person considering the use of the assets of any other plan subject to federal, state, local or non-U.S. laws that are similar to Title I of ERISA or Section 4975 of the Code (“Similar Laws”) should consider whether the purchase or holding of the notes would violate any Similar Laws.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in certain transactions involving “Plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA, loss of tax-exempt status and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

The purchase or holding of the notes by or on behalf of a Plan with respect to which the Corporation, the underwriters, the trustee or any of their respective affiliates are or become a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are purchased or held pursuant to and in accordance with an applicable exemption.

Certain prohibited transaction class exemptions (“PTCEs”), each as may be amended, issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemptions for the purchase and sale of the notes and related lending transactions, provided that neither the entity that is the party in interest (i.e., the issuer of the notes, the underwriters or the trustee, as applicable) nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan, including any entity whose underlying assets include “Plan assets” by reason of any Plan’s investment in the entity or any person investing “Plan assets” of any Plan, unless (i) an independent Plan fiduciary determines that such purchase or holding is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or (ii) there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the notes to the date on which the purchaser disposes of its interest in the notes, such purchaser and holder, by its purchase or holding of the notes or any interest therein, either (i) is not a Plan and its purchase and holding of the notes is not made on behalf of or with “Plan assets” of any Plan, or (ii) if it is a Plan or its purchase and holding of the notes is made on behalf of or with “Plan assets” of a Plan, then (A) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (B) none of BMBC, the underwriters, the trustee, nor any of their affiliates is acting as a fiduciary (within the meaning of Section 3(21) of ERISA and 29 C.F.R. 2510.3-21) in connection with the purchase or holding of the notes nor have they provided any advice or recommendation that has formed or may form a basis for any investment decision concerning the purchase or holding of the notes. Each purchaser and holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, or on behalf of any governmental plan, church plan, foreign plan or other plan subject to Similar Law, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), (A) by its purchase or holding of the notes or any interest therein, that such purchase and holding does not violate any applicable Similar Laws, and (B) none of BMBC, the underwriters, the trustee, nor any of their affiliates is acting as a fiduciary in connection with the purchase or holding of the notes.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of Plans or with “Plan assets” of any Plan (or on behalf of or with the assets of any plan subject to Similar Law) consult with their counsel regarding the relevant provisions of ERISA, the Code and any Similar Laws and the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or other applicable exemption or basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or a violation of any applicable Similar Laws.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any notes to any Plan (or plan subject to Similar Laws) is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws), or that such an investment is appropriate for Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws).

UNDERWRITING

We have entered into an underwriting agreement, dated December 8, 2017 (the “underwriting agreement”) with Keefe, Bruyette & Woods, a Stifel Company, as representative of each of the underwriters named below, with respect to the notes. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the aggregate principal amount of notes in this offering set forth next to its name in the following table.

Underwriters	Amount of Securities
Keefe, Bruyette & Woods, Inc.	$63,000,000
Boenning & Scattergood, Inc.	$7,000,000

Total	$70,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the underwriters will purchase all of the notes offered hereby if any of them are purchased.

Notes sold by the underwriters to the public will be offered initially at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of 0.5% of the principal amount per note. After the initial offering, the underwriters may change the offering price and the other selling terms. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Discounts, Commissions and Expenses

The following table shows the per-note and total underwriting discounts and commissions that we will pay the underwriters:

Per Note	1.25%
Total	$875,000

In addition, we estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $442,000.

Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

No Public Trading Market

There is currently no public trading market for the notes. In addition, we have not applied and do not intend to apply to list the notes on any national securities exchange or to have the notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so and may discontinue any market-making activities in the notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the notes will develop or continue, that you will be able to sell your notes at a particular time, or that the price that you receive when you sell will be favorable.

Stabilization

In connection with this offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or their affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriters or their affiliates is not part of this prospectus supplement, the accompanying prospectus or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied on by investors.

Our Relationships with the Underwriters

The underwriters and their affiliates have engaged, or may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions. In particular, Boenning & Scattergood, Inc. has served as our financial advisor in connection with our pending merger with RBPI and has received, and will upon closing of the merger receive, customary fees for its services.

In addition, in the ordinary course of its business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by Reed Smith LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$200,000,000

Bryn Mawr Bank Corporation

Common Stock

Debt Securities

Purchase Contracts and Units

Warrants

Units

We may offer and sell from time to time, in one or more transactions, up to $200,000,000 in aggregate offering amount of the securities listed above. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide the specific terms of the securities being offered, including the specific amounts, prices and other terms, in one or more supplements to this prospectus. The prospectus supplements also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements carefully before you invest in any of these securities.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Our common stock is traded on the NASDAQ Stock Market under the symbol “BMTC.”

Investing in our securities involves risk. You should refer to the risk factors described in our periodic reports that we file with the Securities and Exchange Commission and other documents that are incorporated by reference into this prospectus and any prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is April 20, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Bryn Mawr Bank Corporation has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) using a “shelf” registration process. Under this shelf registration process, we are registering an unspecified amount of each class of the securities described in this prospectus, and may sell any combination of these securities in one or more offerings from time to time in the future, up to an aggregate offering amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the amounts, prices and other terms of the securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated By Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that we file any agreement or document as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement, and, if made, such information or representation must not be relied upon as having been given or authorized. Neither this prospectus nor any prospectus supplement constitutes an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus or such prospectus supplement, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus or any prospectus supplement will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus or such prospectus supplement. You should assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or other offering materials is accurate only as of the dates of those documents or the documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not taken any action to permit a public offering of the securities offered by this prospectus or any prospectus supplement outside the United States or to permit the possession or distribution of this prospectus outside the United States, unless the applicable prospectus supplement so specifies. Persons outside the United States who come into possession of this prospectus or any prospectus supplement must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus or such prospectus supplement outside of the United States.

ii

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available on our website, http://www.bmtc.com. The information on our website is not a part of this prospectus or any prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015;

•

our Current Reports on Form 8-K (including any amendments to previously filed Current Reports on Form 8-K) filed with the SEC on each of January 5, 2015, February 26, 2015 and March 18, 2015 (in each case, except to the extent any portion of any such Current Report on Form 8-K is furnished but not filed);

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2015; and

•

the description of our common stock contained in the Form 8-A Registration Statement filed with the SEC on December 18, 1986 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended from time to time, including any amendment or report filed with the SEC for the purpose of updating such description.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act after the date of the post-effective amendment to the registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the termination of the offering, except that unless otherwise expressly incorporated herein, any Current Report on Form 8-K or any portion of any Current Report on Form 8-K that is furnished but not filed shall not be incorporated by reference herein.

You may obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC through the SEC’s Internet site at http://www.sec.gov. You also may obtain these documents from us without charge by visiting our website at http://www.bmtc.com or by requesting them in writing or by telephone from us at the following address:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Corporate Secretary

(610) 581-4873

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to purchase or sell, or solicitations of offers to purchase or sell, the securities offered hereby is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this report and the documents incorporated by reference herein may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, and may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to our financial goals, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, mortgage servicing rights, the effect of changes in accounting standards, and market and pricing trends. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” and similar expressions are intended to identify such forward-looking statements. Our actual results may differ materially from the results anticipated by the forward-looking statements due to a variety of factors, including without limitation:

•	local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact;

•	our need for capital;

•	lower demand for our products and services and lower revenues and earnings could result from an economic recession;

•	lower earnings could result from other-than-temporary impairment charges related to our investment securities portfolios or other assets;

•

changes in monetary or fiscal policy, or existing statutes, regulatory guidance, legislation or judicial decisions that adversely affect our business, including changes in federal income tax or other tax regulations;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	other changes in accounting requirements or interpretations;

•	the accuracy of assumptions underlying the establishment of provisions for loan and lease losses and estimates in the value of collateral, and various financial assets and liabilities;

•	inflation, securities market and monetary fluctuations;

•	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;

•	changes in interest rates, spreads on interest-earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity and financial resources in the amounts, at the times and on the terms required to support our future business;

•

legislation or other governmental action affecting the financial services industry as a whole, us or our subsidiaries individually or collectively, including changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we must comply;

•

results of examinations by the Federal Reserve Board, including the possibility that such regulator may, among other things, require us to increase our allowance for loan losses or to write down assets;

•	our common stock outstanding and common stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•

with respect to our recent acquisition of Continental Bank Holdings, Inc. (“CBHI”), our business and the business of CBHI will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the completion of our acquisition of CBHI may be lower than expected;

•

deposit attrition, operating costs, customer loss and business disruption following our acquisition of CBHI, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•

material differences in the actual financial results of our merger and acquisition activities compared with expectations, such as with respect to the full realization of anticipated cost savings and revenue enhancements within the expected time frame, including as to our acquisition of CBHI;

•

our success in continuing to generate new business in our existing markets, as well as their success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;

•	our ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers’ needs;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in the relevant market areas;

•	rapid technological developments and changes;

•

the effects of competition from other commercial banks, thrifts, mortgage companies, finance companies, credit unions, securities brokerage firms, insurance companies, money-market and mutual funds and other institutions operating in our market areas and elsewhere including institutions operating locally, regionally, nationally and internationally together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	our ability to continue to introduce competitive new products and services on a timely, cost-effective basis and the mix of those products and services;

•	containing costs and expenses;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in contracts;

•	the outcome of pending and future litigation and governmental proceedings;

•	any extraordinary events (such as natural disasters, acts of terrorism, wars or political conflicts);

•	ability to retain key employees and members of senior management;

•	the ability of key third-party providers to perform their obligations to us and our subsidiaries; and

•	Our success in managing the risks involved in the foregoing.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” for a description of where you can find this information. Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur and you should not put undue reliance on any forward-looking statements.

BRYN MAWR BANK CORPORATION

Bryn Mawr Bank Corporation (the “Corporation”) is a Pennsylvania corporation incorporated in 1986 and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Corporation is the sole stockholder of The Bryn Mawr Trust Company (the “Bank”), a Pennsylvania chartered bank. As of December 31, 2014, we had consolidated total assets of $2.25 billion, deposits of $1.69 billion and shareholders’ equity of $245.5 million. As of December 31, 2014, we had 424 full time equivalent staff.

The Bank is the Corporation’s sole bank subsidiary. The Bank operates primarily in the greater Philadelphia region including in Montgomery, Delaware and Chester counties and northern Delaware and is engaged in commercial and retail banking business, providing basic banking services, including the acceptance of demand, time and savings deposits and the origination of commercial, real estate and consumer loans and other extensions of credit including leases. The Bank also provides a full range of wealth management services including trust administration and other related fiduciary services, custody services, investment management and advisory services, employee benefit account and IRA administration, estate settlement, tax services, financial planning and brokerage services.

The Corporation has two operating subsidiaries in Delaware, The Bryn Mawr Trust Company of Delaware (“Bryn Mawr Trust of Delaware”) and Lau Associates LLC (“Lau Associates”). Bryn Mawr Trust of Delaware began operations as a limited purpose trust company in the fourth quarter of 2008. Bryn Mawr Trust of Delaware is located in Greenville, Delaware and has the ability to be named and serve as a corporate fiduciary under Delaware law. Being able to serve as a corporate fiduciary under Delaware law is advantageous as Delaware statutes are widely recognized as being favorable with respect to the creation of tax-advantaged trust structures, LLCs and related wealth transfer vehicles for families and individuals throughout the United States. The Corporation acquired Lau Associates, a nationally recognized independent, family office serving high net worth individuals and families, with special expertise in planning intergenerational inherited wealth, in July of 2008.

Our common stock is traded on the NASDAQ Stock Market under the symbol “BMTC.” Our principal executive offices are located at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, our general telephone number is (610) 525-1700, and our website address is http://www.bmtc.com. The information on our website is not a part of this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks and other information we describe or incorporate by reference in this prospectus and any prospectus supplement, including the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q, in each case as those risk factors are amended or supplemented by our subsequent filings with the SEC. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for working capital and general corporate purposes, which may include, but not be limited to, investments in the Bank and our other subsidiaries.

Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following unaudited table presents the consolidated ratio of earnings to fixed charges as defined in Item 503(d) of Regulation S-K for Bryn Mawr Bank Corporation. You should read these ratios in conjunction with Exhibit 12.1 filed as an exhibit to the registration statement of which this prospectus is a part.

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
Earnings to Fixed Charges:
Excluding interest on Deposits	11.0X	10.8X	6.9X	5.5X	2.8X
Including interest on Deposits	7.0X	6.6X	4.4X	3.4X	2.0X

These ratios pertain to Bryn Mawr Bank Corporation and our subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense. Fixed charges, including interest on deposits, include the foregoing items plus interest on deposits.

DESCRIPTION OF THE SECURITIES

This prospectus contains summaries of the common stock, debt securities, purchase contracts, warrants and units. These summaries are not meant to be a complete description of each of these securities. The material terms for each security we offer will be described in the prospectus supplement relating to a specific offering and other offering material we may use in connection therewith. The applicable prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. You should read these documents as well as the documents filed as exhibits to or incorporated by reference into this registration statement, including our amended and restated articles of incorporation and amended and restated bylaws. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF COMMON STOCK

Authorized Common Stock

As of March 5, 2015 our authorized common stock, $1.00 stated value per share, was 100,000,000 shares, of which 17,707,987 shares were issued and outstanding. Shares of our common stock, when issued against full payment of the purchase price, and shares of our common stock issuable upon conversion, exchange or exercise of any of the other securities offered by this prospectus, will be validly issued, fully paid and non-assessable.

General

The holders of our common stock are entitled to:

•	one vote for each share of common stock held;

•	elect our board of directors;

•	act on such matters as are required by law or our governing documents to be presented to them;

•

receive dividends if and when declared by our board of directors from the Corporation’s unreserved and unrestricted earned surplus or the Corporation’s unreserved and unrestricted net earnings for the current fiscal year, subject to any restrictions imposed by federal and Pennsylvania banking laws and rules; and

•

share ratably in our net assets legally available to our shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and preferred shareholders, if any, or provision for such payment.

Holders of our common stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common stock is fully paid and nonassessable.

Our common stock is neither redeemable nor convertible into another security of the Corporation or the Bank. Because the Corporation is a holding company, the Corporation’s rights and the rights of the Corporation’s creditors and shareholders to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of our subsidiary’s creditors, except to the extent that the Corporation itself may be a creditor having recognized claims against the subsidiary.

Our common stock is listed on the NASDAQ Stock Market under the symbol “BMTC.” The transfer agent for our common stock is ComputerShare, Inc., 259 Royall Street, Canton, MA 02021.

The Corporation’s board of directors consists of ten (10) directors divided into four classes. The directors in the divided classes each serve staggered four-year terms unless selected to fill a vacancy (in which case, such director serves for a term expiring with the next annual meeting of shareholders), and until their successors are elected and take office.

Anti-Takeover Provisions and Other Shareholder Protections

Pennsylvania Law Considerations.

The Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”) contains certain provisions applicable to us that may have the effect of deterring or discouraging an attempt to take control of the Corporation. These provisions, among other things:

•

require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PBCL);

•

prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the PBCL);

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•

eliminates the preemptive right to subscribe to purchase, on a pro rata basis, additional shares of stock issued or sold by the corporation, unless provided for in the corporation’s articles of incorporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

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provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The PBCL explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

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act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the Corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Articles of Incorporation and Bylaws.

Our amended and restated articles of incorporation and amended and restated bylaws contain certain provisions which may have the effect of deterring or discouraging changes in control of the Corporation, including through, among other things, a non-negotiated tender or exchange offer for our common stock, a proxy contest with respect to the election of directors or the removal of our board of directors. These provisions:

•	divide our board of directors into three classes serving staggered three-year terms;

•	restrict the ability of shareholders to remove directors;

•	eliminate cumulative voting in elections of directors; and

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

DESCRIPTION OF DEBT SECURITIES

The following description summarizes the general provisions of the debt securities we may offer under this prospectus. One or more prospectus supplements relating to a specific offer of debt securities will provide additional information regarding the terms of the debt securities. You should read any prospectus supplement related to the specific debt securities being offered, as well as the provisions of the indenture and the form of debt security relating to such debt securities that provide the specific terms of such debt securities.

The debt securities offered by this prospectus will be unsecured obligations of the Corporation, unless otherwise provided in the applicable prospectus supplement, and will be either senior or subordinated debt. Senior debt securities will be issued under an indenture (the “senior indenture”), between the Corporation and a trustee to be determined prior to the time of issuance, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Subordinated debt securities will be issued under an indenture (the “subordinated indenture”), between the Corporation and the trustee, a copy of which also is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are referred to in this prospectus collectively as the “indentures” and each individually as an “indenture.”

The Corporation is a bank holding company and almost all of our operating assets are owned by our subsidiaries, including the Bank. We are a legal entity separate and distinct from the Bank. We rely primarily on dividends from the Bank to meet our obligations. There are regulatory limitations on the payment of dividends directly or indirectly to us from the Bank. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of the Bank, and holders of debt securities should look only to the Corporation’s assets for payments of the debt securities.

General

The indentures do not limit the aggregate principal amount of debt securities which we may issue and provide that we may issue debt securities under the indentures from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the debt securities of any series, issue debt securities having the same ranking and the same terms (other than the public offering price, issue date, payment of interest accruing prior to the issue date and, under some circumstances, the first interest payment date) as the debt securities of a previously issued series. Any additional debt securities having such identical terms, together with the debt securities of the applicable series previously issued, will constitute a single series of debt securities under the indenture. The indentures do not limit the amount of other indebtedness, or debt securities other than secured indebtedness, which we or our subsidiaries may issue.

Unless otherwise provided in a prospectus supplement, senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Subordinated debt securities will be our unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness, which term includes senior debt securities, as described below under “—Subordination.” In certain events of insolvency, the subordinated debt securities will also be subordinated to certain other financial obligations, as described below under “—Subordination.”

Because the Corporation is a holding company, our rights and the rights of our creditors, including holders of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that the Corporation is a creditor of the subsidiary. The right of our creditors, including holders of debt securities, to participate in the distribution of stock owned by the Corporation in some of our subsidiaries, including our banking subsidiaries, may also be subject to approval by bank regulatory authorities having jurisdiction over these subsidiaries.

Each prospectus supplement will describe the following terms of the offered debt securities:

•	the title of the series;

•	any limit on the aggregate principal amount;

•	the principal payment dates;

•

the interest rates, if any, which rate may be zero if the debt securities are issued at a discount from the principal amount payable at maturity, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar method;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

•	the interest payment dates and regular record dates;

•

the place or places where the principal of, any premium or interest on any debt securities will be payable, where any of debt securities may be surrendered for registration of transfer or exchange, and where any debt securities may be surrendered for conversion or exchange;

•

whether any of the debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part;

•

whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the holder’s option, and, if so, the dates or prices and the other terms on which the debt securities must be redeemed or purchased pursuant to this obligation and any provisions for the remarketing of the debt securities so redeemed or purchased;

•	if other than denominations of $2,000 and any integral multiple of $1,000, the denominations in which any debt securities will be issuable;

•

whether the debt securities will be convertible into our common stock and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;

•	if other than United States dollars, the currency of payment in which the principal of, any premium or interest on the debt securities will be paid;

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if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•

whether the principal of, any premium or interest on the debt securities will be payable, at our or the holder’s election, in a currency other than that in which the debt securities are stated to be payable, and the dates and the other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of principal of, any premium or interest on the debt securities;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

•

in the case of subordinated debt securities, the relative degree, if any, to which the subordinated debt securities will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of ours in right of payment, whether the other series of subordinated debt securities or other indebtedness is outstanding or not;

•

any deletions from, modifications of or additions to the events of default or covenants of the Corporation, and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

•	whether the provisions described below under “—Discharge, Defeasance and Covenant Defeasance” will be applicable to the debt securities;

•	whether any of the debt securities are to be issued upon the exercise of warrants and the time, manner and place for the debt securities to be authenticated and delivered; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the applicable indenture.

Unless otherwise set forth in the applicable prospectus supplement, we will only issue the debt securities in fully registered form without coupons.

Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on the debt securities will initially be payable at the corporate trust office of the trustee.

Interest on debt securities may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States and will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

Unless otherwise set forth in the applicable prospectus supplement, the trustee will act as the paying agent. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Unless otherwise set forth in the applicable prospectus supplement, holders may present the debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by us or the security registrar, or exchange for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by us for this purpose, which will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We are not required to issue, register the transfer of, or exchange debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities and ending at the close of business on the day of mailing or register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

The debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. Debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount. U.S. Federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price, or the principal of, or any premium or interest on, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies or currency units, the restrictions, elections, U.S. Federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities are convertible into or exchangeable for, either mandatorily or at our or the holder’s option, property or cash, common stock or other securities, whether or not issued by us, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Global Securities

The debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global debt security will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants. The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Subordination

Under the subordinated debt indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). The subordinated debt indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made unless we pay in full the principal, interest, any premium or any other amounts on any Senior Indebtedness then due. Also, no payment of principal, interest or any premium on the subordinated debt securities may be made if there shall have occurred and be continuing an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to the Corporation, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. If after payment of the Senior Indebtedness there remains any amounts available for distribution and any person entitled to payment pursuant to the terms of Other Financial Obligations (as defined below) has not been paid in full all amounts due or to become due on the Other Financial Obligations, then these remaining amounts shall first be used to pay in full the Other Financial Obligations before any payment may be made to the holders of subordinated debt securities. Holders of subordinated debt securities must deliver any payments received by them to the trustee in bankruptcy or other person making payment or distribution of the assets of the Corporation for application to the payment of all Senior Indebtedness and Other Financial Obligations remaining unpaid until all Senior Indebtedness and Other Financial Obligations are paid in full.

The subordinated debt indenture does not limit the amount of Senior Indebtedness and Other Financial Obligations that we may incur. “Senior Indebtedness” means any of the following, whether incurred before or after the execution of the subordinated debt indenture:

•	all obligations of ours for the repayment of borrowed or purchased money;

•	all obligations of ours for the deferred purchase price of property;

•	all of our capital lease obligations; and

•	all obligations of the type referred to in the immediately above of other persons that we have guaranteed or that is otherwise our legal liability.

Senior Indebtedness, however, does not include the subordinated debt securities or indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities.

“Other Financial Obligations” means all obligations of ours to make payment pursuant to the terms of financial instruments, such as:

•	securities contracts and foreign currency exchange contracts;

•

derivative instruments, including swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity option contracts; and

•	similar financial instruments.

Other Financial Obligations, however, does not include Senior Indebtedness or indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities.

Events of Default, Waiver

An “Event of Default” with respect to a series of debt securities is defined in the indentures as:

•	default for 30 days in the payment of interest on any debt securities of that series;

•	default in payment of principal or other amounts payable on any debt securities of that series when due, at maturity, upon redemption, by declaration of acceleration, or otherwise;

•	default in the deposit of any sinking fund payment, when due by the terms of a series of debt securities;

•	failure by us for 60 days after notice to perform any other covenants or warranties contained in the Indenture applicable to that series;

•	certain events of bankruptcy or reorganization; and

•	any other event of default provided in the applicable supplemental indentures or form of security.

With respect to the senior debt securities, if a default in the payment of principal, interest or other amounts payable on the senior debt securities, or in the performance of any covenant or agreement, or in a manner provided in the applicable supplemental indenture or form of security, with respect to one or more series of senior debt securities occurs and is continuing (other than a default arising out of certain events of bankruptcy or reorganization of the Corporation), either the trustee or the holders of at least 25% in principal amount of the senior debt securities of such series then outstanding, treated as one class, may declare the principal of all outstanding senior debt securities of such series to be due and payable immediately. If a default arising out of certain events of bankruptcy or reorganization of the Corporation occurs, the principal of all outstanding senior debt securities and any interest accrued thereon shall become due and payable immediately without any further action on the part of the trustee or the holders of the senior debt securities.

With respect to the subordinated debt securities, if a default arising out of certain events of bankruptcy or reorganization of the Corporation occurs, either the trustee or the holders of at least 25% in principal amount of the subordinated debt securities of such series then outstanding, treated as one class, may declare the principal of all outstanding subordinated debt securities of such series to be due and payable immediately. The subordinated indenture does not provide for any right of acceleration of the payment of the principal of a series of subordinated debt securities upon a default in the payment of principal, premium, if any, or interest or a default in the performance of any covenant or agreement in the subordinated debt securities of that series or in the subordinated indenture. Accordingly, the trustee under the subordinated indenture and the holders will not be entitled to accelerate the maturity of those debt securities upon the occurrence of any of the events of default described above, except for those arising out of certain events of bankruptcy or reorganization of the Corporation. If a default in the payment of principal, premium, if any, or interest or in the performance of any covenant or agreement in the subordinated debt securities of any series or in the subordinated indenture occurs, the trustee under the subordinated indenture may, subject to certain limitations and conditions, seek to enforce payment of such principal, premium, if any, or interest on the subordinated debt securities of that series, or the performance of such covenant or agreement.

In the case of original issue discount securities, only a specified portion of the principal amount may be accelerated.

Subject to certain conditions such declarations may be annulled and past defaults, except for uncured payment defaults on the debt securities, may be waived by the holders of a majority in principal amount of the outstanding debt securities of the series affected. An Event of Default with respect to one series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. The indentures provide that the trustee may withhold notice to the holders of the debt securities of any default if the trustee considers it in the interest of the holders of the debt securities to do so. The trustee may not withhold notice of a default in the payment of principal of, interest on or any other amounts due under, such debt securities.

The indentures provide that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. The trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the applicable indenture. The trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of the holders of debt securities unless the holders offer the trustee reasonable indemnity against expenses and liabilities.

No holder of any debt security of any series has the right to institute any action for remedy unless such holder has previously given to the trustee written notice of default, the trustee has failed to take action for 60 days after the holders of not less than 25% in principal amount of the debt securities of such series make written request upon the trustee to institute such action and the holders offer the trustee reasonable indemnity against expenses and liabilities.

The indentures require us to file annually with the trustee a written statement of no default, or specifying any default that exists.

Whenever the indentures provide for an action by, or the determination of any of the rights of, or any distribution to, holders of debt securities, in the absence of any provision to the contrary in the form of debt security, any amount in respect of any debt security denominated in a currency or currency unit other than U.S. dollars may be treated for any such action or distribution as the amount of U.S. dollars that could reasonably be exchanged for such non U.S. dollar amount. This amount will be calculated as of a date that we specify to the trustee or, if we fail to specify a date, on a date that the trustee may determine.

Discharge, Defeasance and Covenant Defeasance

Discharge of Indenture.

An indenture will cease to be of further effect with respect to debt securities of any series issued thereunder, except as to rights of registration of transfer and exchange, substitution of mutilated or defaced debt securities, rights of holders to receive principal, interest or other amounts payable under the debt securities, rights and immunities of the trustee and rights of holders with respect to property deposited pursuant to the following provisions and certain obligations of, and payments to, the trustee, if at any time:

•	we have paid the principal, interest or other amounts payable under the debt securities of such series;

•	we have delivered to the trustee for cancellation all debt securities of such series; or

•

the debt securities of such series not delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have irrevocably deposited with the trustee as trust funds the entire amount in cash or U.S. government obligations sufficient to pay all amounts due with respect to such debt securities on or after the date of such deposit, including at maturity or upon redemption of all such debt securities, including principal, interest and other amounts.

The trustee, on our demand accompanied by an officer’s certificate and an opinion of counsel and at our cost and expense, will execute proper instruments acknowledging such satisfaction of and discharging the Indenture with respect to such series.

Defeasance of a Series of Debt Securities at Any Time.

We also may discharge all of our obligations, other than as to rights of registration of transfer and exchange, substitution of mutilated or defaced debt securities, rights of holders to receive principal, interest or other amounts payable under the debt securities, rights and immunities of the trustee and rights of holders with respect to property deposited pursuant to the following provisions, under any series of debt securities at any time, which is referred to as “defeasance”.

The Corporation may be released with respect to any outstanding series of debt securities from the obligations to comply with certain restrictive covenants under the applicable indenture identified in the applicable prospectus supplement, and any omission to comply with such obligations will not constitute an event of default. Discharge under these procedures is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, interest on, other amounts due under, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

•

no event of default with respect to such series of debt securities has occurred and is continuing and, with respect to subordinated debt securities, no event of default with respect to Senior Indebtedness has occurred and is continuing and which permits acceleration; and

•	we deliver to the trustee an opinion of counsel to the effect that:

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the beneficial owners of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

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the defeasance or covenant defeasance will not otherwise alter those beneficial owners’ United States federal income tax treatment of principal or interest payments or other amounts due under the series of debt securities being defeased; and

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in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture; Waiver of Compliance

Each indenture contain provisions permitting the Corporation and the trustee to modify the indenture or the rights of the holders of debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of debt securities affected by the modification. Each holder of an affected debt security must consent to a modification that would:

•	change the stated maturity date of the principal of, or of any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, interest on, or any other amounts due under any debt security;

•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund payment;

•	change the currency or currency unit of payment of any debt security;

•	reduce the portion of the principal amount of an original issue discount security payable upon acceleration of the maturity thereof;

•	reduce any amount payable upon redemption of any debt security;

•	impair the right of a holder to institute suit for the payment of or, if the debt securities provide, any right of repayment at the option of the holder of a debt security;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or modification; or

•	with respect to the subordinated indenture only, modify the provisions with respect to the subordination of the subordinated debt securities in a manner adverse to the holders.

Each indenture also permits the Corporation and the trustee to amend the indenture in certain circumstances without the consent of the holders of debt securities to evidence our merger, the replacement of the trustee, to effect changes that do not affect any outstanding series of debt security, and for certain other purposes.

Consolidations, Mergers and Sales of Assets

The Corporation may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless either:

•

we are the continuing corporation or the successor corporation is a corporation that expressly assumes the payment of the principal of, any interest on, or any other amounts due under the debt securities and the performance and observance of all the covenants and conditions of the Indenture binding upon us, and

•	we or the successor corporation shall not, immediately after the merger or consolidation, sale or conveyance, be in default in the performance of any covenant or condition.

There are no covenants or other provisions in the indentures that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of the Corporation or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of the Corporation, or a sale or conveyance or lease of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, that we would describe in the applicable prospectus supplement.

Governing Law

Unless otherwise specified in an applicable prospectus supplement, the indentures and debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS AND UNITS

The following description summarizes the general provisions of the purchase contracts we may issue under this prospectus. One or more prospectus supplements relating to a specific offer of purchase contracts will provide additional information regarding the terms of the purchase contracts. You should read any prospectus supplement related to the specific purchase contracts being offered, as well as the provisions of the purchase contracts that provide the specific terms of such purchase contracts.

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities or common stock. The price of our debt securities or price per share of common stock, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we determine.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

DESCRIPTION OF WARRANTS

The following description summarizes the general provisions of the warrants we may offer under this prospectus. One or more prospectus supplements relating to a specific offer of warrants will provide additional information regarding the terms of the warrants. You should read any prospectus supplement related to the specific warrants being offered, as well as the provisions of the warrants, including any warrant agreements or warrant certificates, that provide the specific terms of such warrants.

General

We may issue warrants for the purchase of common stock and/or debt securities. Warrants may be issued separately or together with common stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock or debt securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent, if any. will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of the warrants and applicable warrant agreement, including the following, where applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;

•	the designation and terms of the debt securities or common stock, if any, purchasable upon exercise of the warrants;

•	the designation and terms of the debt securities or common stock, if any, with which the warrants are issued and the number of warrants issued with each of these securities;

•	the date after which the warrants and any debt securities or common stock, if any, issued with the warrants will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

•	the dates on which the right to exercise the warrants begins and expires;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•

whether the warrants represented by warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form; information with respect to any book-entry procedures;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of certain United States federal income tax considerations;

•	any anti-dilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants to purchase common stock, holders of such warrants will not have any rights of holders of the common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise or to exercise any applicable right to vote. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture.

Exercise of Warrants

Each warrant will entitle the holder to purchase such shares of common stock or principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

DESCRIPTION OF UNITS

The following description summarizes the general provisions of the units that we may offer under this prospectus. One or more prospectus supplements relating to a specific offer of units will provide additional information regarding the terms of the units. You should read any prospectus supplement related to the specific units being offered, as well as the provisions of any units agreements that provide the specific terms of such units.

We may issue units comprised of two or more of the other securities described in this prospectus in any combination and in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The applicable prospectus supplement will include the names of underwriters, dealers or agents retained and the type and amount of securities underwritten or purchased by them. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and will identify any securities exchanges on which the securities are to be listed. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the underwriters will acquire the securities for their own account. They may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Generally, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

The underwriters may create a short position in the securities by selling more securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus supplement will be delivered to each purchaser of securities in these “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act as if the purchaser purchased securities in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option, if any.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers, and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters as defined in the Securities Act and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Unless the applicable prospectus supplement states otherwise, all securities, except for our common stock, will be new issues of securities with no established trading market. We may elect to list other securities we may issue on an exchange, but we are not obligated to do so. Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a trading market for any securities, and, if a trading market for any securities does develop, we cannot assure you that such market will be liquid.

This prospectus may also be used in connection with any issuance of shares of common stock or other securities of ours upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Bruce G. Leto, the brother of our President, Chief Executive Officer and Director, Francis J. Leto, is a partner of and on the board of directors of the law firm Stradley Ronon Stevens & Young, LLP. The firm provides legal services to us and our subsidiaries for which the firm received $599,797 in fees during 2014. Bruce Leto’s indirect interest in these fees was $29,187, computed without regard to the amount of profit or loss.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$70,000,000

4.25% Fixed-to-Floating Rate Subordinated Notes due December 15, 2027

___________________________________________

Prospectus Supplement

___________________________________________

Book-Running Manager

Keefe, Bruyette & Woods

                                               A Stifel Company

Co-Manager

Boenning & Scattergood, Inc.

December 8, 2017

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement. When you make a decision about whether to invest in the notes, you should not rely upon any information other than that information in this prospectus supplement. Neither the delivery of this prospectus supplement nor the sale of the notes means that the information contained in this prospectus supplement is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or solicitation of an offer to buy the notes in any circumstances under which the offer or solicitation is unlawful.